                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           HEALTHCARE COMPARE CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                           HEALTHCARE COMPARE CORP.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                                     [LOGO]

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 24, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of HealthCare COMPARE Corp., a Delaware corporation (the "Company"), will be held at the offices of the Company, 3200 Highland Avenue, Downers Grove, Illinois 60515 on Wednesday, May 24, 1995 at 10:00 a.m., local time, for the following purposes:

     (1) To elect ten directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     (2) To approve the Company's 1995 Stock Option Plan.

     (3) To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 4, 1995 are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder at the Company's executive offices, for any purpose germane to such meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting.

                                          By Order of the Board of Directors,

                                          RONALD H. GALOWICH
                                          Secretary
Downers Grove, Illinois
April 19, 1995
                               ------------------

     THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE TO DO SO.

                            HEALTHCARE COMPARE CORP.
                              3200 HIGHLAND AVENUE
                         DOWNERS GROVE, ILLINOIS 60515

                               ------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 24, 1995
                               ------------------

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of HealthCare COMPARE Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any postponements or adjournments thereof. The Company's principal executive offices are located at 3200 Highland Avenue, Downers Grove, Illinois 60515, and its telephone number is (708) 241-7900. Stockholders of record at the close of business on April 4, 1995 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about April 19, 1995.

                                  THE MEETING

VOTING AT THE MEETING

     On April 4, 1995, there were issued and outstanding 34,205,567 shares of common stock, $.01 par value (the "Common Stock"), held by approximately 1,440 holders of record. Each share of Common Stock issued and outstanding on the record date entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the meeting.

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of the holders of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting, in person or by proxy, will be necessary for the approval of the Company's 1995 Stock Option Plan.

PROXIES AND PROXY SOLICITATION

     All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors" and FOR the approval of the Company's 1995 Stock Option Plan. If any other matters are properly presented at the meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the meeting, he may elect to revoke his proxy and vote his shares personally.

     Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

     In addition to solicitation by mail, the Company has engaged the firm of D.F. King & Co. Inc. to assist in the solicitation of proxies at an estimated cost of not more than $7,500. Certain directors, officers and other employees of the Company, not specially employed for this purpose, also may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                           COMMON STOCK OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 4, 1995, certain information concerning each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

                                                                     NUMBER OF SHARES    APPROXIMATE
                                                                       BENEFICIALLY      PERCENT OF
                         NAME AND ADDRESS                                 OWNED             CLASS
                        ------------------                           ----------------    -----------
FMR...............................................................       2,919,000           8.5%
82 Devonshire St.
Boston, MA 02109

Investors Research Corp...........................................       2,505,000           7.3%
4500 Main Street
Kansas City, Mo 64111

Canadian Imperial Bank of Commerce Trust
Company (Bahamas) Limited, as Trustee
under Settlement T-551(1).........................................       2,000,000           5.8%
Post Office Box N-3933
Nassau, Bahamas

- ---------------
(1) The beneficiaries of the trusts are the grandchildren of A.N. Pritzker, deceased. The trustee has sole voting and investment power with respect to such shares.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth as of April 4, 1995, certain information concerning the beneficial ownership of Common Stock by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table appearing elsewhere herein, and (iii) all directors and executive officers as a group.

Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

                                                                                         APPROXIMATE
                                                               NUMBER OF SHARES       PERCENT OF CLASS
                           NAME                               BENEFICIALLY OWNED      (IF MORE THAN 1%)
- -----------------------------------------------------------   ------------------      -----------------
Thomas J. Pritzker.........................................          648,200(1)          1.9%
Robert J. Becker, M.D., F.A.C.P............................          126,900(2)           *
James C. Smith.............................................          536,584(3)          1.6%
Ronald H. Galowich.........................................          118,500(4)           *
Daniel S. Brunner..........................................          173,580(5)           *
Michael J. Boskin, Ph.D....................................           10,000(6)           *
Robert S. Colman...........................................          131,510(7)           *
J. Patrick Foley...........................................           30,332(8)           *
Burton W. Kanter...........................................           17,000(9)           *
David E. Simon.............................................           12,000(10)          *
Edward L. Wristen..........................................           51,194(11)          *
Patrick G. Dills...........................................           23,956              *
Mary Anne Carpenter........................................           99,402(12)          *
Joseph E. Whitters.........................................           68,138(13)          *
Lottie A. Kurcz............................................           24,064(14)          *
All Directors and Executive Officers as a Group (16
  persons).................................................        2,080,467(15)         6.0%

- ---------------
  *  Less than 1%.

 (1) Includes 53,000 shares subject to immediately exercisable options held by Mr. Pritzker.

 (2) Includes 6,000 shares subject to an immediately exercisable option held by Dr. Becker and 50,000 shares beneficially owned by Dr. Becker's wife.

 (3) Includes 29,946 shares held by a foundation of which Mr. Smith is an officer and director.

 (4) Includes 13,000 shares subject to immediately exercisable options held by Mr. Galowich.

 (5) Includes 2,250 shares subject to immediately exercisable options held by Mr. Brunner and 100,000 shares held by a trust of which Mr. Brunner is a co-trustee.

 (6) Includes 10,000 shares subject to immediately exercisable options held by Dr. Boskin.

 (7) Includes 22,625 shares subject to immediately exercisable options held by Mr. Colman, 108,699 shares held by a trust of which Mr. Colman is the trustee and 186 shares beneficially owned by Mr. Colman's wife.

 (8) Includes 9,000 shares subject to immediately exercisable options held by Mr. Foley.

 (9) Includes 17,000 shares subject to immediately exercisable options held by Mr. Kanter. Does not include 500,000 shares owned by Walnut Capital Corp., of which Mr. Kanter is the Chairman of the Board. Mr. Kanter disclaims beneficial ownership of all shares owned by Walnut Capital Corp.

(10) Includes 12,000 shares subject to immediately exercisable options held by Mr. Simon.

(11) Includes 48,250 shares subject to options held by Mr. Wristen that are exercisable on or within 60 days after April 4, 1995.

(12) Includes 48,625 shares subject to immediately exercisable options held by Ms. Carpenter.

(13) Includes 50,250 shares subject to immediately exercisable options held by Mr. Whitters.

(14) Includes 13,375 shares subject to immediately exercisable options held by Ms. Kurcz.

(15) Includes an aggregate of 312,125 shares subject to options exercisable on or within 60 days after April 4, 1995.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who beneficially own more than 10% of the outstanding Common Stock to file reports of initial ownership and changes in ownership of Common Stock with the Securities and Exchange Commission (the "Commission"). Based solely on a review of such reports furnished to the Company, the Company believes that during 1994 all persons known by it to be subject to these regulations filed the required reports on a timely basis.

                             ELECTION OF DIRECTORS

     At the meeting, ten directors are to be elected to the Board of Directors. Each director elected at the meeting will hold office until the next Annual Meeting of Stockholders of the Company or until his respective successor is duly elected and qualified.

     The Board of Directors has nominated and it is the intention of the persons named in the enclosed proxy to vote for the election of the nominees named below, each of whom has consented to serve as a director if elected. All of the nominees have previously been elected at meetings of the Company's stockholders.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

     The following information is furnished with respect to each nominee:

                       NAME, PRINCIPAL OCCUPATION                                   YEAR FIRST
                       AND OTHER DIRECTORSHIPS(1)                           AGE      ELECTED
                      ----------------------------                          ---     ----------
Thomas J. Pritzker......................................................    44         1990(2)
Chairman of the Board of the Company since May 1990; President of Hyatt
Corporation, a diversified company primarily engaged in real estate and hotel management activities, since March 1979; director of National
Medical Enterprises, Inc., a hospital management and healthcare services company.

Robert J. Becker, M.D., F.A.C.P.........................................    72         1982
Chairman Emeritus and private investor since May 1990; founder of the
  Company and Chairman of the Board from its inception to May 1990;
prior thereto, engaged in the practice of internal medicine (allergy and clinical immunology) for 26 years; director of GMIS, a medical cost containment company.

James C. Smith..........................................................    54         1984
President and Chief Executive Officer of the Company since January 1984.

Ronald H. Galowich......................................................    59         1982
Secretary and General Counsel of the Company since 1983; Executive Vice
  President of the Company from 1983 to May 1994; President and Chief
Executive Officer of Madison Realty Group, Inc., a real estate investment, development and consulting firm, since 1990; from 1982 through August 1990, President of several subsidiaries of Marmon
Holdings, Inc. which are engaged in the construction, development and management of real estate and director of real estate operations for the
Pritzker family.

Daniel S. Brunner.......................................................    51         1988
Executive Vice President--Government Affairs of the Company since
  January 1994; Chief Operating Officer--Policy and Government Affairs
of the Company from 1992 to January 1994; President of Affordable Health
Care Concepts, a wholly-owned subsidiary of the Company, since 1983.

Michael J. Boskin, Ph.D.................................................    49         1994
Professor of Economics, Stanford University since 1971; Research
  Associate, National Bureau of Economic Research since 1975; President and Chief Executive Officer of Boskin & Company, an economic consulting firm, since 1980; Adjunct Scholar, American Enterprise Institute since
1993; Chairman of the Council of Economic Advisors from 1989 to 1993 and director of Oracle Systems, Inc., a developer of computer software.

                       NAME, PRINCIPAL OCCUPATION                                   YEAR FIRST
                       AND OTHER DIRECTORSHIPS(1)                           AGE      ELECTED
                      ----------------------------                          ---     ----------
Robert S. Colman........................................................    53         1992
Founder in 1989 of R.S. Colman Company, a private merchant banking firm;
  founder and partner since 1991 of Colman Furlong & Co., a private merchant banking firm; from 1978 to 1989, co-founding partner of
Robertson, Colman & Stephens, an investment banking firm; director of
Cleveland-Cliffs, Inc., a producer and processor of iron ore; New Image
Industries, Inc., a manufacturer and marketer of dental intraoral cameras and related imaging systems; and Access Healthnet, Inc., a supplier of information and communication systems to the healthcare industry.

J. Patrick Foley........................................................    63         1986
Chairman of the Board, President and Chief Executive Officer of DHL
  Airways, Inc., an overnight delivery service, since 1988; director of
Continental Airlines Corporation and Copart, Inc.

Burton W. Kanter........................................................    64         1984
Of counsel to the law firm of Neal Gerber & Eisenberg since 1986;
  Chairman of the Board of Walnut Capital Corp., a private venture capital firm, since 1983; director of Logic Devices Incorporated, a manufacturer of microchips; Scientific Measurement Systems, Inc., a manufacturer and retailer of industrial tomographic machines; Power
Cell, Inc., a developer of long life auxiliary batteries; and Channel
America LPTV Holdings, Inc., a network of television stations.

David E. Simon..........................................................    33         1990
President, Chief Executive Officer and director of Simon Property Group,
  Inc., a real estate investment trust which is a shopping center owner, developer and manager, since 1993; Executive Vice President and Chief
Financial Officer of Melvin Simon & Associates, Inc., a privately-held firm engaged in the development of shopping centers, since 1990; Vice
President of Wasserstein Perella & Co., Inc., an investment banking firm, from 1988 to 1990.

- ---------------
(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of
    Section 15(d) of the Exchange Act and directorships of issuers registered as investment companies under the Investment Company Act of 1940, as amended, are required to be listed in the above table.

(2) Mr. Pritzker previously served as a director of the Company from 1985 to 1986.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors has designated an Audit Committee, a Compensation Committee and a Nominating Committee. The members of each such committee are elected annually at the Board of Directors meeting immediately following the Annual Meeting of Stockholders. The current members of the Audit Committee are Burton W. Kanter (Chairman), Michael J. Boskin, Ronald H. Galowich and Robert J. Becker, M.D. The current members of the Compensation Committee are Robert S. Colman (Chairman), Ronald H. Galowich, J. Patrick Foley and David E. Simon. The current members of the Nominating Committee are Michael J. Boskin (Chairman), Robert S. Colman, J. Patrick Foley and Thomas J. Pritzker.

     The functions of the Audit Committee include reviewing the independence of the Company's independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, reviewing the scope and adequacy of internal accounting controls and directing and supervising special investigations.

     The functions of the Compensation Committee include administering, construing and interpreting the HealthCare COMPARE Corp. Stock Option Plan, as amended (the "Option Plan"), the Executive Stock Option Program established thereunder (the "Executive Program"), the HealthCare COMPARE Corp. Directors' Stock Option Plan (the "Directors' Option Plan") and the Company's Stock Option Plan for

Employees of Occupational-Urgent Care Health Systems, Inc., and making certain recommendations to the Board of Directors with respect to executive compensation and the hiring of certain executive officers. In addition, the Compensation Committee will administer, construe and interpret the 1995 Stock Option Plan if the plan is approved by stockholders. See "Approval of the 1995 Stock Option Plan."

     The functions of the Nominating Committee include identifying potential candidates to serve as directors of the Company and submitting recommendations with respect to such candidates to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Any suggestions may be submitted in writing to the attention of "Nominating Committee of the Board of Directors" at the Company's principal offices.

     During 1994, the Board of Directors held five meetings, the Audit Committee held one meeting, the Compensation Committee held two meetings and the Nominating Committee held one meeting. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the committees, if any, on which he served during 1994, except Messrs. Boskin and Simon.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Robert S. Colman (Chairman), Ronald H. Galowich, J. Patrick Foley and David E. Simon. Other than Mr. Galowich, who serves as Secretary and General Counsel of the Company, none of the current members of the committee, during 1994 or prior thereto, was an officer or employee of the Company or any of its subsidiaries. Mr. Galowich does not participate in any deliberations regarding his compensation.

     J. Patrick Foley is Chairman of the Board and Chief Executive Officer of DHL Airways, Inc. ("DHL"). The Company provides utilization management services and PPO services to a benefit plan maintained by DHL. Such services are performed pursuant to standardized service contracts, the terms of which are no less favorable to the Company than those obtainable from unaffiliated parties. During 1994, the aggregate fees paid to the Company by DHL were approximately $250,000.

     The Company has entered into a retainer agreement with Ronald H. Galowich which expires on December 31, 1996, pursuant to which he continues to be employed as the General Counsel of the Company. As consideration for such services, Mr. Galowich receives $3,750 per month and is entitled to participate in all employee welfare benefit programs maintained by the Company for its employees and executives. In addition, the Company has agreed to provide to Mr. Galowich and his wife (if he subsequently remarries and requests coverage for his wife), for the life of each of them, at the Company's expense (subject to certain limitations), various health benefits.

CERTAIN OTHER TRANSACTIONS

     Trusts for the benefit of certain members of the Pritzker family beneficially own approximately 5.8% of the Common Stock. See "Common Stock Ownership of Certain Beneficial Owners." In addition, other trusts for the benefit of certain members of the Pritzker family control Hyatt Corporation ("Hyatt") and other trusts for the benefit of certain members of the Pritzker family own, directly or indirectly, Marmon Holdings, Inc. ("Marmon"). As used herein, "Pritzker family" refers to the lineal descendants of Nicholas J. Pritzker, deceased. Thomas J. Pritzker, Chairman of the Board of the Company, is the President of Hyatt. The Company provides utilization management services and preferred provider organization ("PPO") services to a benefit plan maintained by Hyatt. In addition, the Company provides utilization review and PPO services to certain subsidiaries of Marmon. Such services are performed pursuant to standardized service contracts, the terms of which are no less favorable to the Company than those obtainable from unaffiliated parties. During 1994, the aggregate fees paid to the Company by Hyatt and by subsidiaries of Marmon were approximately $199,000 and $99,000, respectively.

     Pursuant to its Certificate of Incorporation and By-laws, the Company has agreed to indemnify James C. Smith and Joseph E. Whitters against certain expenses incurred by them in defending a pending civil lawsuit in which the Company and Messrs. Smith and Whitters have been named defendants. The Company's insurance carriers have advanced an aggregate of approximately $225,000 and $64,000 on behalf of such persons to pay legal fees incurred during fiscal 1993 and fiscal 1994, respectively.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to all compensation paid by the Company for services rendered in all capacities to the Company's Chief Executive Officer and to each of the five other most highly paid executive officers during each of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                               ANNUAL COMPENSATION                         AWARDS
                                 ------------------------------------------------   ---------------------
                                                                   OTHER ANNUAL     SECURITIES UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)      OPTIONS/SARS(#)      COMPENSATION($)(2)
- -------------------------------- ----   ------------   --------   ---------------   ---------------------   ------------------
James C. Smith.................. 1994     $650,000     $300,000       $10,920                   --                $9,306
President and Chief              1993      549,300          --          9,600              550,000                 8,597
Executive Officer                1992      435,500          --         10,285               25,000                 5,925

Edward L. Wristen............... 1994      201,250      27,500             --               80,000                 6,635
Executive Vice President,        1993      152,917          --             --                8,000                 5,515
Risk Products                    1992      127,267          --          1,589               38,000                 4,160

Patrick G. Dills................ 1994      200,000          --             --               50,000                 6,657
Executive Vice President,        1993      199,184          --             --                   --                 5,324
Managed Care Sales               1992      189,583          --          1,811                   --                 5,422

Mary Anne Carpenter............. 1994      199,180      16,667             --               60,000                 7,812
Executive Vice President,        1993      187,333          --             --                5,000                 6,776
Clinical Operations and          1992      179,583          --          1,891                2,500                 5,689
Claims Repricing

Joseph E. Whitters.............. 1994      188,333      31,667             --               80,000                 7,475
Vice President, Finance and      1993      168,333          --             --                8,000                 5,573
Chief Financial Officer          1992      147,917          --          1,988                3,000                 2,593

Lottie A. Kurcz................. 1994      185,177      26,250             --               75,000                 6,613
Senior Vice President, Risk      1993      131,417          --             --                5,000                 4,708
Products and Product Management  1992      124,583          --          1,735                2,500                 3,771

- ---------------
(1) Pursuant to the rules promulgated by the Commission, does not include discounts on shares of Common Stock purchased by each of the named executive officers from the Company pursuant to its Employee Stock Purchase Plan, which discounts are available generally to all eligible employees.

(2) The amounts shown in this column for 1994 consist of payments made by the Company on behalf of each of Messrs. Smith, Wristen, Dills and Whitters of $6,930, $5,969, $5,991 and $6,930, respectively, and Mses. Carpenter and Kurcz of $6,930 and $5,983, respectively, under the Company's Retirement Savings Plan, together with insurance premiums paid by the Company in the amounts of $2,376, $666, $666 and $545 for the benefit of Messrs. Smith, Wristen, Dills and Whitters, respectively, and $882 and $630 for the benefit of Mses. Carpenter and Kurcz, respectively.

                         OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on options granted in fiscal 1994 to each of the named executive officers.

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF      % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                            SECURITIES    OPTIONS/SARS                                 STOCK PRICE APPRECIATION FOR
                            UNDERLYING     GRANTED TO    EXERCISE OR                          OPTION TERM(2)
                           OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------------------
          NAME             GRANTED(#)(1)  FISCAL YEAR     ($/SHARE)       DATE         0%          5%          10%
- -------------------------  ------------   ------------   -----------   ----------   --------   ----------   ----------
James C. Smith...........      --            --             --            --           --          --           --
Edward L. Wristen........      80,000          9.8%        $ 23.80      09/13/04    $336,000   $1,744,724   $3,905,983
Patrick G. Dills.........      50,000          6.1           23.80      09/13/04     210,000    1,090,452    2,441,239
Mary Anne Carpenter......      60,000          7.3           23.80      09/13/04     252,000    1,308,543    2,929,487
Joseph E. Whitters.......      80,000          9.8           23.80      09/13/04     336,000    1,744,724    3,905,983
Lottie A. Kurcz..........      75,000          9.2           23.80      09/13/04     315,000    1,635,679    3,661,859

- ---------------
(1) The reported options were granted pursuant to the Executive Program, which was established in 1994 under the Option Plan in order to attract talented executive officers and provide strong disincentive for them to leave the Company's employ. Options are to be granted under the Executive Program at three year intervals (other than grants to newly hired executive officers), with the next grant scheduled to be made in fiscal 1997, and vest in installments of 20% per year on each of the first five anniversaries of the grant date. The options granted in 1994 are exercisable at a price per share equal to 85% of the closing sale price of the Common Stock on the date of grant, permit payment of the associated exercise price by means of previously-acquired shares of Common Stock and include a tax withholding right.

(2) The dollar amounts under these columns assume that the market price per share of Common Stock appreciates in value from the date of grant to the expiration date of the option at the annualized rates indicated. These rates are set by the Commission and are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning option exercises in fiscal 1994 by each of the named executive officers and the value of such officers' unexercised options at December 31, 1994.

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                OPTIONS/SARS AT                 OPTIONS/SARS AT
                              SHARES                           FISCAL YEAR END(#)            FISCAL YEAR-END($)(1)
                            ACQUIRED ON       VALUE       ----------------------------    ----------------------------
          NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------   -----------    -----------    -----------    -------------    -----------    -------------
James C. Smith...........      80,000      $ 1,513,750       18,750         556,250        $ 119,531      $ 7,358,594
Edward L. Wristen........      --              --            41,250         105,750          478,906          950,594
Patrick G. Dills.........      40,000          931,332       --              90,000           --            1,688,750
Mary Anne Carpenter......      20,430          492,524       58,945          63,125          960,385          669,422
Joseph E. Whitters.......      --              --            58,250          84,750          922,156          905,594
Lottie A. Kurcz..........      --              --            13,375          78,125          244,828          824,297

- ---------------
(1) The closing sale price of the Common Stock on December 30, 1994, the last business day of fiscal 1994, as reported by the NASDAQ National Market System was $34.125.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with James C. Smith which expires on December 31, 1996 unless previously terminated in accordance with its terms. Under this agreement, Mr. Smith serves as the President and Chief Executive Officer of the Company and receives an annual base salary of not less than $650,000 and such additional compensation as may be approved from time to time by the Board of Directors based on a review of Mr. Smith's performance at the end of each fiscal year during the term of his agreement. Pursuant to the agreement, Mr. Smith is entitled to participate in all employee benefit programs and other policies and programs of the Company. The Company has also agreed to provide to Mr. Smith and his wife, for the life of each of them, at the Company's expense (subject to certain limitations) various health benefits. The agreement also requires the Company (under certain circumstances) to pay Mr. Smith the balance of the base salary amounts due under the agreement, including all accrued benefits, upon the termination of his employment. In connection with his employment agreement, Mr. Smith was granted options to purchase 550,000 shares of Common Stock.

     The Company has entered into an employment agreement with Edward L. Wristen which expires on April 3, 1996, subject to automatic renewal for successive one-year terms unless terminated by either party. Pursuant to this agreement, Mr. Wristen receives an annual base salary of not less than $97,200, subject to annual increases of not less than the increase in the Consumer Price Index during the preceding 12-month period. Mr. Wristen's annual base salary is currently fixed at $235,000. In addition, Mr. Wristen is entitled to participate in all employee benefit programs and other policies and programs of the Company.

     The Company has entered into an employment agreement with Patrick G. Dills which expires on December 9, 1995, subject to automatic renewal for successive one-year terms unless terminated by either party. Pursuant to this agreement, Mr. Dills receives an annual base salary of not less than $185,000, subject to annual increases of not less than the increase in the Consumer Price Index during the preceding 12-month period. Mr. Dill's annual base salary is currently fixed at $210,000. In addition, Mr. Dills is entitled to participate in all employee benefit programs and other policies and programs of the Company.

     The Company has entered into an employment agreement with Mary Anne Carpenter which expires on May 23, 1995, subject to automatic renewal for successive one-year terms unless terminated by either party. Pursuant to this agreement, Ms. Carpenter receives an annual base salary of not less than $175,000, subject to annual increases of not less than the increase in the Consumer Price Index during the preceding 12-month period. Ms. Carpenter's annual base salary is currently fixed at $210,000. In addition, Ms. Carpenter is entitled to participate in all employee benefit programs and other policies and programs of the Company.

     The Company has entered into an employment agreement with Joseph E. Whitters which expires on May 23, 1995, subject to automatic renewal for successive one-year terms unless terminated by either party. Pursuant to this agreement, Mr. Whitters receives an annual base salary of not less than $125,000, subject to increases approved by the Company. Mr. Whitters' annual base salary is currently fixed at $205,000. In addition, Mr. Whitters is entitled to participate in all employee benefit programs and other policies and programs of the Company.

     The Company has entered into an employment agreement with Lottie A. Kurcz which is subject to termination by either party upon 30 days notice. Ms. Kurcz's annual base salary is currently fixed at $220,000. In addition, Ms. Kurcz is entitled to participate in all employee benefit programs and other policies and programs of the Company.

     For information regarding options granted to each of the executive officers named in the Summary Compensation Table appearing elsewhere herein, see "Option Grants in Last Fiscal Year" and "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" above.

DIRECTORS' COMPENSATION

     Only those directors of the Company who are not employees or officers of the Company receive any compensation for serving on the Board of Directors or on a committee thereof. Each of such directors received a fee of $15,000 during 1994 and will receive a fee of not less than that amount in 1995 for serving on the

Board of Directors. In addition, each outside director is paid $500 for each Board of Directors meeting attended and $250 for each committee meeting attended which is on a date other than a date on which there is a Board of Directors meeting.

     The Company maintains the Directors' Option Plan pursuant to which the Chairman of the Board and other members of the Board of Directors who are not employees of the Company are eligible to receive options to purchase shares of Common Stock. Solely for purposes of the Directors' Option Plan, Ronald H. Galowich is deemed to be a director who is not also an employee or officer of the Company. Under the Directors' Option Plan, on the date of the Board of Directors meeting immediately following each Annual Meeting of Stockholders of the Company, each eligible participant receives an option to purchase 3,000 shares of Common Stock. The Chairman of the Board of Directors receives an option to purchase an additional 10,000 shares of Common Stock, and the Chairman of each of the Audit Committee, Compensation Committee and Nominating Committee receives an option to purchase an additional 1,000 shares of Common Stock. The exercise price of each such option is equal to the "fair market value" of the Common Stock on the date of grant. In 1994, pursuant to the Directors' Option Plan, Mr. Pritzker was granted an option to purchase 13,000 shares of Common Stock, each of Messrs. Kanter and Colman and Dr. Boskin was granted an option to purchase 4,000 shares of Common Stock and each of Messrs. Galowich and Simon and Dr. Becker was granted an option to purchase 3,000 shares of Common Stock. Each of such options was granted on May 24, 1994 and has an exercise price of $19.375, the closing price of the Common Stock on the NASDAQ National Market System on such date.

     Pursuant to an employment agreement which expired on May 2, 1993, the Company has agreed to provide to Dr. Becker, the Chairman Emeritus of the Board of Directors, and his wife, for the life of each of them, at the Company's expense (subject to certain limitations), various health benefits.

     The Company has entered into a one-year consulting agreement with Michael
J. Boskin, Ph.D., a director of the Company, which expires on May 23, 1995 pursuant to which he renders consulting services to the Company. As consideration for such services, the Company has granted to Dr. Boskin a five-year option to purchase 6,000 shares of Common Stock at an exercise price equal to $19.375, the closing price of the Common Stock on the NASDAQ National Market System on May 24, 1994.

     See "Election of Directors--Compensation Committee Interlocks and Insider Participation" and "--Certain Other Transactions" for information regarding certain transactions with other directors of the Company.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is responsible for reviewing and approving the two primary elements of the Company's executive compensation program--base salary and stock options. The Committee carries out its responsibilities with significant input from the Chief Executive Officer and other members of senior management. Based on such input and on an assessment of various subjective criteria including the overall contributions made by an individual (both on a current and a long-term basis) and the Company's performance, the Committee makes recommendations to the Board of Directors with respect to executive cash compensation, annual bonus awards, the establishment and maintenance of other compensation programs, and the granting of stock options, including options under the HealthCare COMPARE Corp. Stock Option Plan, as amended (the "Option Plan") and the Executive Stock Option Program established thereunder (the "Executive Program"). During 1994, the Board of Directors did not modify or otherwise alter any of the Committee's recommendations. The Company's philosophy, which the Committee and the Board of Directors seek to implement, is to design compensation packages which will enable the Company to attract and retain qualified employees and encourage such persons to maximize their efforts on behalf of the Company.

     The Company has maintained the Option Plan since prior to the Company's initial public offering in 1987 and historically has granted options to employees who have been with the Company at least one year as of the summer of each year. The purpose of the Option Plan is to aid the Company in securing and retaining employees and consultants and to motivate such employees and consultants to exert their best efforts on behalf of the Company. Option grants are intended to encourage performance that will result in appreciation of the market value of the Common Stock. The Committee believes that the Option Plan has historically been very helpful in attracting and retaining skilled employees at all levels. Stock options are generally awarded once during the year to optionees selected by the Committee based on recommendations from the Chief Executive Officer and other members of senior management of the Company. In making option awards, the Committee considers various factors, including senior management's subjective assessment of the contributions made to the Company by the proposed optionee during the preceding year, the potential future contributions to be made by such person, such person's current salary level and the terms of previous option grants. In addition, the Committee considers other performance measures which may not directly bear on short term stock performance, including, where appropriate, sales growth, market share and improvements in relations with customers, providers and employees.

     During 1994, the Committee considered various ways to attract and retain highly qualified employees and best align the interest of such employees with the interests of the Company's stockholders. In connection therewith, the Committee retained Towers Perrin, a compensation consulting firm, to assist it in designing an effective compensation plan. Towers Perrin recommended that the Company establish the Executive Program, to be administered under and as part of the Option Plan, pursuant to which key members of senior management would be eligible, at three-year intervals, to receive incrementally vesting stock options. Tower Perrin also developed guidelines, based on executive stock option programs utilized by companies considered to be comparable to the Company, for the granting of options by the Company, which guidelines take into account a potential grantee's salary and current management position. Under the Executive Program, the Chief Executive Officer nominates participants and recommends grant awards, within the predetermined guidelines, for approval by the Committee. Stock options are to be granted under the Executive Program by the Committee at three year intervals (grants to newly hired key employees may be made earlier) and the options vest and become exercisable over the five years following the date of grant. By making large, infrequent grants of options and extending the vesting of such options over a five-year period, the Company will give senior management a significant financial stake in the future success of the Company while also creating strong disincentive for senior management to leave the Company's employ before the options fully vest. Based on the Towers Perrin report and the Committee's recommendation, the Board adopted the

Executive Program on August 12, 1994. Options covering 570,000 shares of Common Stock were thereafter granted to 14 members of senior management, including some of the executive officers named in the Summary Compensation Table contained elsewhere herein. No further grants will be made under the Executive Program, other than to newly hired key employees, prior to 1997. The stock options granted in 1994 are exercisable at a price of $23.80 per share, 85% of the closing sale price on the date of grant. Options granted under the Executive Program vest at a rate of 20% per year on each of the first five annual anniversaries of the date of grant and expire ten years from the grant date.

     The Chief Executive Officer is authorized to extend an offer of employment to, and establish the salary of, an executive officer whose annual salary is less than $250,000. In the case of an executive officer whose annual salary will equal or exceed $250,000, the hiring of such individual and the amount of compensation to be paid is subject to the approval of the Board of Directors. In considering the advisability of extending an offer of employment to a prospective executive officer and establishing such person's compensation, the Board of Directors considers and affords great import to the recommendations of the Chief Executive Officer, which are generally based on his subjective analysis of such individual's prior professional experience, leadership qualities, expected contributions to the Company and responsibilities to be undertaken on behalf of the Company. After an executive officer has joined the Company, depending on the relevant circumstances, increases in his or her salary are either as provided for in his or her employment agreement, approved by the Chief Executive Officer, or approved by the Board of Directors.

     The Company has entered into an employment agreement with James C. Smith extending his service as the Company's Chief Executive Officer until December 31, 1996. Under Mr. Smith's employment agreement, the Committee is obligated to review Mr. Smith's performance at the end of each fiscal year and recommend to the Board of Directors the size of the bonus compensation, if any, to which he is entitled. Based on its review of Mr. Smith's performance in 1994, the Committee recommended the payment to Mr. Smith of bonus compensation in the aggregate amount of $300,000, which recommendation was approved by the Board of Directors on December 6, 1994. In reviewing Mr. Smith's performance during 1994, the Committee considered numerous factors including his contributions with respect to (i) the record revenues, earnings and profit margins attained by the Company in 1994, (ii) the successful solidification of the Company's relationships with its distribution partners and the addition of several significant new clients, (iii) the growth of the Company through the aggressive development and marketing of risk products and (iv) the successful implementation of a stock repurchase program through which the Company repurchased 215,500 and 1,442,700 shares of its Common Stock during 1993 and 1994, respectively, at an average price of $13.23 and $19.56 per share, respectively, which was $12.14 and $14.56 per share below the closing sale price of the Common Stock as reported by the NASDAQ National Market System as of December 31, 1993 and December 30, 1994, the last business day in 1994, respectively. Additional factors considered by the Committee include Mr. Smith's continuing importance to the Company's future growth and his leadership in guiding the exploration of new markets (and expanding current markets) in order to ensure that the Company retains its competitive position.

     Recent amendments to the Internal Revenue Code of 1986 eliminate the deductibility of compensation over one million dollars paid to certain executive officers unless such compensation is "performance-based". In order to maximize permissible deductions, it is anticipated that future determinations of compensation will continue to be conditioned upon the Company's achievement of certain performance goals identified by the Committee or the Board of Directors.

                                          THE COMPENSATION COMMITTEE

                                          Robert S. Colman, Chairman
                                          Ronald H. Galowich
                                          J. Patrick Foley
                                          David E. Simon

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 1994 with the cumulative total return on the NASDAQ Health Services Index and the NASDAQ Total Return Index (US) over the same period (assuming the investment of $100 in each of the Common Stock, the NASDAQ Health Services Index and the NASDAQ Total Return Index (US) on December 31, 1989).

     NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG THE COMPANY'S COMMON STOCK, NASDAQ HEALTH SERVICES INDEX
                       AND NASDAQ TOTAL RETURN INDEX (US)

                                                 NASDAQ HEALTH   NASDAQ TOTAL
      MEASUREMENT PERIOD            COMPANY        SERVICES      RETURN IN DEX
    (FISCAL YEAR COVERED)        COMMON STOCK        INDEX           (US)
12/31/89                                100.00             100             100
12/31/90                                   321             116              85
12/31/91                                  1470             258             136
12/31/92                                  1116             267             159
12/31/93                                   916             309             181
12/31/94                                  1270             332             177

                     APPROVAL OF THE 1995 STOCK OPTION PLAN

     GENERAL. On April 10, 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "1995 Plan") which provides for the granting of options to purchase up to an aggregate of 2,000,000 shares of Common Stock to salaried officers and other key employees of, and consultants to, the Company. The 1995 Plan is intended to replace, and the terms and conditions thereof are substantially similar to, the Company's existing Option Plan which provides for the granting of options to purchase up to 6,000,000 shares of Common Stock. The Option Plan terminates on September 15, 1995, and no additional options may be granted thereafter under such plan. It is presently contemplated that options will first be granted under the 1995 Plan after such date.

     The Board of Directors is submitting the 1995 Plan for approval by the Company's stockholders in order to enable the 1995 Plan to satisfy the conditions for exemption under Rule 16b-3 promulgated under the Exchange Act and
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Limitations on Deductibility of Compensation" below. Rule 16b-3 generally exempts from the short-swing profit liability provisions of Section 16(b) of the Exchange Act transactions in securities made pursuant to an employee benefit plan which satisfies certain requirements. The only condition of Rule 16b-3 and
Section 162(m) of the Code which the 1995 Plan does not currently satisfy is the requirement that it be approved by the holders of a majority of the securities of the issuer present, in person or by proxy, at a meeting duly held in accordance with the applicable laws of the state in which the issuer was incorporated. Accordingly, the Board of Directors is hereby submitting the plan for the requisite approval of the Company's stockholders.

     In the event the 1995 Plan is not approved by the requisite stockholder vote, the Company may consider adopting an alternative plan for salaried officers and other key employees of, and consultants to, the Company, which would be designed to achieve similar goals and provide comparable benefits to participants as those set forth in the 1995 Plan.

     The following summary is qualified in its entirety by reference to the full text of the 1995 Plan, which is attached to this Proxy Statement as Exhibit A.

     PURPOSE. The purpose of the 1995 Plan is to promote the interests of the Company and its stockholders by encouraging salaried officers and other key employees and consultants to develop an increased personal interest in the welfare of the Company as a result of their proprietary interest in its continued success and progress. The 1995 Plan is also intended to aid the Company in securing and retaining salaried officers, key employees and consultants and to motivate such persons to exert their best efforts on behalf of the Company.

     ADMINISTRATION. The 1995 Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of at least two "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors appoints the members of the Committee, fills vacancies on the Committee and has the power to replace members of the Committee with other eligible persons at any time. The current members of the Committee are Robert S. Colman (Chairman), J. Patrick Foley, Ronald H. Galowich, and David E. Simon.

     The Committee will, among other things, select the persons to whom options are to be granted, determine whether such options are to be incentive stock options ("Incentive Options") granted pursuant to Section 422 of the Code or nonstatutory stock options ("Nonstatutory Options"), and the number of shares of Common Stock to be subject to each option. The Committee also will have the power to administer, construe and interpret the 1995 Plan to implement fully the provisions thereof.

     ELIGIBILITY. Salaried officers and other key employees of, and consultants to, the Company (whether or not such persons are directors) are eligible to receive options under the 1995 Plan. No Incentive Option may be granted to a consultant. Furthermore, no Incentive Option may be granted to a salaried officer or key employee of the Company who immediately after the grant and giving effect thereto, owns or would own, directly or indirectly, shares of Common Stock possessing 10% of the total combined voting power or value of all classes of capital stock of the Company, unless the option exercise price is at least 110% of the fair market value (as of the date of the grant) of the Common Stock subject thereto and the term of the option is limited to five years from the date of grant. Approximately 1,200 current officers, key employees and consultants are expected to be eligible to participate in the 1995 Plan.

     Grants of options pursuant to the 1995 Plan will be made at the discretion of the Committee. Accordingly, it is not possible to determine the benefits that will be received, or that would have been received during fiscal 1994, by any person or group of persons pursuant to the 1995 Plan.

     SHARES SUBJECT TO PLAN. The 1995 Plan provides for the issuance of up to 2,000,000 authorized and unissued or treasury shares of Common Stock (subject to adjustment pursuant to the anti-dilution provisions of the plan). In the event that there is any change in the outstanding Common Stock by reason of a recapitalization, merger, reorganization, consolidation, stock split, stock dividend or stock right distribution, the number and kind of shares deliverable upon exercise of options granted pursuant to the 1995 Plan and the exercise price thereof will be adjusted by the Committee. In the event that provision is not made, in connection with any merger, reorganization, consolidation or other change in corporate structure, for the continuation of the 1995 Plan and assumption of the options theretofore granted (or the substitution of substantially identical options of the surviving corporation, successor employer or a parent thereof), then, prior to the effective date of any such transaction, each holder of an option granted pursuant to the 1995 Plan shall be entitled to exercise such option for the full number of shares covered thereby which the holder would otherwise have been entitled to acquire during the remaining term of such option. Subject to adjustment as described above, the aggregate number of shares of Common Stock for which an option may be granted to any one participant under the 1995 Plan shall not exceed 10% of the number of shares permitted to be issued under such plan.

     If an option expires, terminates or is forfeited for any reason during the term of the 1995 Plan without having been exercised in full, the shares subject to the unexercised portion of such option will be available for issuance upon the exercise of future options granted under the 1995 Plan.

     EXERCISE PRICE. Nonstatutory Options granted pursuant to the 1995 Plan will have an exercise price of not less than 85% of the "fair market value" (as defined in the 1995 Plan) of a share of Common Stock on the date of grant. Incentive Options granted pursuant to the 1995 Plan will have an exercise price of not less than 100% of the fair market value of a share of Common Stock on the date of grant. See "Eligibility" above for the minimum exercise price required in the case of certain Incentive Options. As of April 10, 1995, the closing sale price of the Common Stock on the NASDAQ National Market System was $34.63 per share.

     TERMS OF OPTIONS. Options granted under the 1995 Plan may have a term of up to ten years, except for certain Incentive Options as described above under "Eligibility". The period during which an option is exercisable may be shortened as provided in the 1995 Plan in the event of termination of employment or upon the retirement or death of the optionholder. See "Death, Disability, Retirement or Termination of Employment" below.

     EXERCISE OF OPTIONS. Options granted pursuant to the 1995 Plan are exercisable in such installments and during such periods as may be fixed by the Committee at the time of grant. In the case of Incentive Options which are exercisable in more than one installment, the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which such Incentive Options are exercisable for the first time by any optionee during any calendar year may not exceed $100,000.

     Upon the exercise of an option, the optionee will be required to make payment in full to the Company of the exercise price therefor (and any required tax withholding payment relative to Nonstatutory Options) (i) in cash or (ii) with previously acquired shares of Common Stock or a combination of cash and Common Stock having an aggregate fair market value equal to the exercise price (and any required tax withholding payment).

     NON-ASSIGNABILITY OF OPTIONS. Incentive Options will only be transferable by will and by the laws of descent and distribution. Nonstatutory Options will not be transferable other than (i) by will, (ii) pursuant to the laws of descent and distribution, (iii) pursuant to a qualified domestic relations order (as defined in the Code), or, (iv) if permitted by an optionholder's option agreement, to members of the immediate family of an optionee or certain trusts for the benefit of such persons or partnerships in which such family members are the only partners. During the lifetime of an optionholder, options may be exercised only by the optionholder or by those persons to whom the option was transferred as specified above.

     DEATH, DISABILITY, RETIREMENT OR TERMINATION OF EMPLOYMENT. If an optionholder dies while employed or retained as a consultant by the Company or within two years of retirement from the Company or of becoming disabled (or such shorter period as is specified in such optionholder's option agreement), options held by such person may thereafter be exercised only to the extent they were exercisable at the time of death, giving effect to any acceleration of exercisability triggered by such death, within the earlier of two years after the date of death or the date of expiration of the subject option. Such options may be exercised during the permitted period only by the person or persons to whom the optionholder's rights under the options pass by the optionholder's will or by the laws of descent and distribution.

     If an optionholder ceases to be an employee of, or consultant to, the Company by virtue of disability, he may, within up to two years after the date of such termination (one year if the optionee intends that an Incentive Option qualify for treatment as an incentive stock option under the Code) (or such shorter period as is specified in such optionholder's option agreement) but before expiration of the original exercise period, purchase some or all of the shares with respect to which he was entitled to exercise the option immediately prior to such termination, giving effect to any acceleration of exercisability triggered by such disability.

     In the case of an optionholder whose employment or consulting arrangement is terminated other than by virtue of death or disability, such optionholder may, within two years after the date of such termination not "due to cause" (as defined in the 1995 Plan) (three months if the optionee intends that an Incentive Option qualify for treatment as an incentive stock option under the
Code) (or such shorter period as is specified in such optionholder's option agreement) but before the expiration of the original exercise period, acquire the shares subject to such option immediately prior to such termination, giving effect to any acceleration of exercisability triggered by such termination. In the case of a termination "due to cause", all outstanding options of the optionee shall be cancelled as of the date such optionee is given notice of termination.

     RIGHTS AS A STOCKHOLDER. No person shall have any rights of a stockholder of the Company as to shares subject to an option until such option is exercised and certificates representing such shares are received by the optionholder.

     AMENDMENT AND DISCONTINUANCE. The Board of Directors may at any time and from time to time, alter, suspend or discontinue the 1995 Plan without the approval of the Company's stockholders, but may not, without the approval of the holders of a majority of the Company's outstanding capital stock, make any alteration or amendment to the 1995 Plan which operates to (a) abolish the Committee, change the qualification of its members, or withdraw administration of the 1995 Plan from its supervision, (b) make any material change in the class of eligible employees as defined in the 1995 Plan, (c) increase the total number of shares reserved for purposes of the 1995 Plan, except for such adjustments as are permitted under the 1995 Plan, (d) increase the total number of shares for which an option or options may be granted to any employee or consultant, (e) extend the term of the 1995 Plan or the maximum option exercise periods provided for therein, (f) decrease the minimum option price specified in the 1995 Plan, except as provided for therein, (g) change the definition of fair market value specified in the 1995 Plan, or (h) materially increase the benefits accruing to employees participating in the 1995 Plan.

     TERMINATION. The period during which options can be granted under the 1995 Plan expires on May 23, 2005 unless earlier terminated by the Board of Directors. No amendment, discontinuance or termination of the 1995 Plan will have any effect on options then outstanding.

     MISCELLANEOUS. The 1995 Plan is not qualified under Section 401 of the Code. In addition, the 1995 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     FEDERAL INCOME TAX CONSEQUENCES. Following is a brief summary of the principal federal income tax consequences of the grant and exercise of options granted under the 1995 Plan and the subsequent disposition of shares acquired upon such exercise. This summary is not intended to be exhaustive and does not describe all federal, state, or local tax laws.

     Taxation of Incentive Options. The Company understands that no income is realized by an optionholder upon either the grant or the exercise of an Incentive Option. However, upon the exercise of an Incentive Option, the amount by which the fair market value on the date of exercise of the shares of Common Stock received upon the exercise of such option ("Incentive Option Stock") exceeds the exercise price (such excess being the option's "Bargain Element") will constitute an adjustment to a taxpayer's income in computing alternative minimum taxable income. Such adjustment could result in the imposition of or increase the amount of the "alternative minimum tax" under Section 55 of the Code.

     If shares of Incentive Option Stock are disposed of by an optionholder subsequent to (a) a two-year period beginning on the date of the grant of the subject Incentive Option and (b) the one-year period beginning on the date of transfer of such shares to the optionholder upon exercise of the Incentive Option (the "Required Holding Periods"), then, assuming such shares constitute capital assets in the hands of the optionholder, any gain or loss recognized upon such disposition will be treated as long-term capital gain or loss, which under current law will be taxed at a maximum rate of 28%. For purposes of determining gain or loss in such situations, an optionholder's basis will be the exercise price of the Incentive Option, and the Company will not be entitled to any deduction for Federal income tax purposes in connection with the exercise of such option.

     If shares of Incentive Option Stock are disposed of prior to the end of the Required Holding Periods, a "disqualifying disposition" will have occurred and an optionholder will realize ordinary income in an amount equal to the lesser of
(a) the fair market value of the Incentive Option Stock on the date the Incentive Option is exercised minus the exercise price, or (b) the amount realized upon the disposition of the Incentive Option Stock minus the exercise price. In the case of such a disposition, the Company will be entitled to a deduction in an amount equal to the ordinary income realized by the optionholder. If a disqualifying disposition is by sale, the optionholder may also realize short-term or long-term capital gain or loss, assuming such shares constitute capital assets in an optionholder's hands and depending upon the holding period of the shares. The gain or loss will be measured by the difference between the fair market value of the shares on the date of exercise of the Incentive Option and the sales price of the shares.

     The Required Holding Periods for capital gains treatment of Incentive Option Stock are waived in the case of the death of an optionholder. As a result, any disposition of Incentive Option Stock by an executor, administrator or other person who acquired such stock by reason of the death of an optionholder will be subject to taxation at short-term or long-term capital gains rates depending upon the seller's holding period.

     In addition, to the extent the aggregate fair market value (determined at the time an Incentive Option is granted) of Incentive Option Stock with respect to which options that qualify as incentive stock options under Section 422 of the Code are exercisable for the first time by an individual during any calendar year exceeds $100,000, such options will not be treated as Incentive Options for tax purposes, but will instead be treated as Nonstatutory Options.

     Taxation of Nonstatutory Options. No income is realized by an optionholder upon the grant of a Nonstatutory Option. Upon the exercise of a Nonstatutory Option, the amount by which the fair market value on the date of exercise of the shares of Common Stock received upon the exercise of such option ("Nonstatutory Option Stock") exceeds the option price will be taxed as ordinary income to an optionholder, and the Company will be entitled to a deduction in an equal amount. Such amount will not be an adjustment to income in computing alternative minimum taxable income.

     Upon subsequent sales of Nonstatutory Option Stock, an optionholder may realize short-term or long-term capital gain or loss, assuming such shares constitute capital assets in an optionholder's hands and depending upon the holding period of the shares, measured by the difference between the sales price and the tax basis of the shares sold. The tax basis for this purpose will be the sum of the exercise price and the amount of ordinary income realized by the optionholder as a result of such exercise.

     PAYMENT OF OPTION PRICE IN SHARES. If an option (whether Incentive or Nonstatutory) is exercised and payment is made by means of previously acquired shares, or previously acquired shares and cash, there is no gain or loss recognized by the optionholder with respect to the previously acquired shares. The optionholder's basis in the newly acquired shares is the same as the optionholder's basis in the previously acquired shares, increased by the amount of any additional cash paid by the optionholder and in the case of a Nonstatutory Option, the ordinary income realized by the optionholder on the exercise of the option for Federal income tax purposes. However, the Internal Revenue Service has announced that the above-described tax treatment as it relates to the exercise of Incentive Options is under study and no advance rulings will be issued. Therefore, no assurance can be given as to the tax consequences of exercising an Incentive Option with previously acquired shares.

     Exercising a Nonstatutory Option with shares which were originally acquired on the exercise of an Incentive Option will not constitute a "disqualifying disposition" of such previously held shares. If, however, the new shares are not held for the balance of the Required Holding Periods (described above), there will be a disqualifying disposition for federal income tax purposes, resulting in recognition of ordinary income to the optionholder in an amount equal to the excess of the fair market value over the option price at the time such shares of Incentive Option Stock were originally acquired (but not in excess of the optionholder's gain). However, exercising an Incentive Option with shares acquired on the exercise of an Incentive Option will constitute a disqualifying disposition of such previously acquired shares if the one- and two-year Required Holding Periods (described above) have not been met before such exercise.

     LIMITATIONS ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) limits the deductibility (under certain circumstances) of the compensation paid by the Company to its Chief Executive Officer and the four most highly compensated employees of the Company (other than the Chief Executive Officer) at the end of the Company's taxable year that exceeds $1,000,000 annually. Section 162(m) and the proposed regulations issued thereunder provide certain exclusions from the amounts included under the $1,000,000 limitation, including compensation that is "qualified performance-based compensation" within the meaning of the proposed regulations. The 1995 Plan is generally intended to satisfy the requirements set forth in the proposed regulations with respect to "qualified performance-based compensation" with respect to Nonstatutory Options that are exercisable at an exercise price of not less than 100% of the date of grant. However, if an option is exercisable at a price of less than 100% of the price of a share of common stock on the date of grant, the compensatory element of such Nonstatutory Option will not constitute "qualified performance-based compensation."

     The Board of Directors believes that the Company's existing Option Plan historically has been very helpful in attracting and retaining skilled employees at all levels and in motivating such persons to exert their best efforts on behalf of the Company. The Board of Directors believes that the 1995 Plan will provide similar benefits to the Company, and, accordingly, recommends that stockholders vote FOR approval and adoption of the 1995 Plan.

                                    AUDITORS

     The Company has engaged Deloitte & Touche LLP to audit the Company's financial statements for fiscal 1995. Deloitte & Touche LLP audited the Company's financial statements for fiscal 1994 and the decision to retain Deloitte & Touche LLP was approved by the Audit Committee of the Board of Directors and the Board of Directors of the Company.

     A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting of Stockholders where he will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

     The 1996 Annual Meeting of Stockholders is presently scheduled to be held on May 24, 1996. Any proposals of stockholders intended to be personally presented at such meeting must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of proxy no later than December 29, 1995.

                                                                       EXHIBIT A

                            HEALTHCARE COMPARE CORP.
                             1995 STOCK OPTION PLAN

     1. PURPOSE. The purpose of the 1995 Stock Option Plan (the "Plan") is to aid HealthCare COMPARE Corp. and its subsidiaries (collectively, the "Company"), in securing and retaining salaried officers and other key employees and consultants and to motivate such persons to exert their best efforts on behalf of the Company. In addition, the Company expects that it will benefit from the added interest which the respective optionees will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

     2. ADMINISTRATION.

          (a) The Compensation Committee (the "Committee") of the Board of Directors (the "Board") which shall at all times be comprised of two or more "disinterested persons," as that term is defined in Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934, as amended, appointed by the Board from time to time to serve at the pleasure of the Board shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board, to interpret the provisions and supervise the administration of the Plan.

          (b) In accordance with the provisions of this Plan, the Committee shall select the key employees and consultants to whom options shall be granted, shall determine, in the case of key employees, whether such options shall be incentive stock options ("Incentive Options") granted pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("Nonstatutory Options"), and shall determine the number of shares of Common Stock, $.01 par value, of the Company (the "Common Stock") to be subject to each option and the time at which the option is to be granted. Subject to the express provisions of the Plan, the Committee shall have authority to adopt administrative regulations and procedures which are consistent with the terms of the Plan; to adopt and amend option agreements as they deem advisable; to determine the terms and provisions of such option agreements (including the period during which the option is exercisable, the option price, and the manner in which options become exercisable; to construe and interpret such option agreements; to impose such limitations and restrictions as are deemed necessary or advisable by counsel for the Company so that compliance with the Federal securities and tax laws and with the securities laws of the various states may be assured; and to make all other determinations necessary or advisable for administering the Plan. The Committee may designate any officers or employees of the Company to assist the Committee in the administration of the Plan and to execute documents on its behalf, and the Committee may delegate to them such other ministerial and limited discretionary duties as it sees fit. All determinations and selections made by the Committee shall be by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

          (c) Each option shall be evidenced by a written instrument duly executed by the Company and optionee which shall contain such terms and conditions not inconsistent with the Plan as the Committee, upon the advice of counsel for the Company, shall determine; provided, however, that such terms need not be identical as between any two agreements.

          (d) All determinations and selections made by the Committee pursuant to the provisions of the Plan shall be final and conclusive.

     3. ELIGIBILITY AND PARTICIPATION. The group of persons eligible to receive options shall consist of salaried officers and other key employees of, and consultants to, the Company (whether or not such persons are directors of the Company). As used herein, the terms "key employee" and "key consultant" shall mean any employee of, or consultant to, the Company who, in the opinion of the Committee, has demonstrated a capacity for contributing in a substantial measure to the success of the Company. No Incentive Option may be granted to a key consultant nor may an Incentive Option be granted to an officer or employee of the Company who, immediately after such grant, owns directly or indirectly stock possessing more than 10% of the total combined voting power or value of all classes of outstanding stock of the Company or any subsidiary or parent corporation, unless, in the case of an individual who is not a consultant, the option exercise price is at least 110% of the fair market value (as of the date of the grant) of the Common Stock subject thereto and the term of the option is limited to five years from the date of grant. No purported grant of an option to any person whose employment or consulting arrangement with the Company has terminated on or before the date on which the grant of such option is approved by the Committee shall be effective.

     4. SHARES SUBJECT TO THE PLAN. The stock subject to the Plan shall be shares of the Company's authorized Common Stock and may be authorized but unissued shares or treasury shares, as the Board may from time to time determine in its sole discretion. Subject to adjustment as provided in paragraph 9 hereof, the aggregate number of shares to be delivered upon exercise of all options shall not exceed 2,000,000 shares; and, subject to like adjustment, the aggregate number of shares for which an option or options may be granted to any optionee shall not exceed 10% of the total number of shares permitted to be issued under the Plan. If an option expires or terminates for any reason during the period in which options may be granted under the Plan and prior to the exercise thereof in full, the shares subject to, but not delivered under, such option shall, except as hereinafter provided, be available for options thereafter granted.

     5. EXERCISE PRICE; FAIR MARKET VALUE. Nonstatutory Options granted hereunder shall have a per share exercise price of not less than 85% of the "fair market value" of a share of Common Stock on the date on which the grant of such option is approved by the Committee (such date being the effective date of the grant of such option). Incentive Options granted hereunder shall have a per share exercise price of not less than 100% of the "fair market value" of a share of Common Stock on the effective date of the grant of such option; provided, however, if a participant owns (including constructive ownership pursuant to Section 424(d) of the Code) more than 10% of the total combined voting power or value of all classes of outstanding shares of stock of the Company or any subsidiary or parent corporation (within the meaning of Section 424(e) of the Code), then an Incentive Option granted under this Plan to such participant shall by its terms fix the option price per share of Common Stock to be at least 110% of the fair market value of the shares of Common Stock on the date of the grant of such option and such Incentive Option shall terminate and become non-exercisable upon the expiration of five years from the date of the grant of such option. Subject to the foregoing, the option price shall be determined by the Committee.

     For purposes of this Plan, "fair market value" of a share of Common Stock shall mean: (i) if the Common Stock is traded on a national stock exchange on the effective date of the grant of such option, fair market value shall be the closing price reported by the applicable composite transactions report on such day, or if the Common Stock is not traded on such date, the mean between the closing bid-and-asked prices thereof on such exchange; (ii) if the Common Stock is traded over-the-counter and is classified as a national market issue on the date of the grant of such option, fair market value shall be the closing sale price quoted by the NASDAQ on that day; (iii) if the Common Stock is traded over-the-counter and is not classified as a national market issue on the date of the grant of such option, fair market value shall be the mean between the last representative bid-and-asked prices quoted by the NASDAQ on that day; or (iv) if none of the foregoing provisions is applicable, fair market value shall be determined by the Committee in good faith on such basis as it deems appropriate. In all cases, the determination of fair market value shall be binding and conclusive on all persons.

     6. TERM AND EXERCISE OF OPTIONS.

          (a) Options shall be exercisable in such installments and during such period as may be fixed by the Committee at the time of grant, but no option shall be exercisable after the expiration of ten years from the date of grant of such option and, in the case of an individual who, immediately after the grant of an Incentive Option, owns directly or indirectly stock possessing more than 10% of the total combined voting power or value of all classes of outstanding stock of the Company or any subsidiary, after the expiration of five years from the date of grant of such option; further provided that in the case of Incentive Options which are exercisable in more than one installment, the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which such Incentive Options are exercisable for the first time by any optionee during any calendar year may not exceed $100,000.

          (b) No option shall be granted hereunder and no option granted hereunder shall be exercisable, unless, at the time of any grant or exercise of an option, such grant or exercise is in full compliance with all Federal and state securities laws. Upon the exercise of an option, the optionee shall be required to make payment in full to the Company of the exercise price therefor (and any required tax withholding payment relative to Nonstatutory Options) (i) in cash or (ii) with previously acquired shares of Common Stock or a combination of cash and Common Stock having an aggregate fair market value equal to the exercise price (and any required tax withholding payment). No holder of any option, or his legal representative, legatee, or distributee shall be or be deemed to be a holder of any shares of Common Stock subject to such option unless and until he has received a certificate or certificates therefor. If, on the date on which any option granted hereunder is exercised, a registration statement relating to the shares of Common Stock issuable pursuant to the Plan is not in effect, as a condition to the exercise of such option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Common Stock is being purchased for investment purposes only and without any present intention to sell or distribute such Common Stock, and the certificate evidencing shares of Common Stock acquired upon exercise of such option shall contain upon its face, or on the reverse thereof, the following legend:

        "These shares have not been registered under the Securities Act of 1933, as amended, or under any applicable state law. They may not be offered for sale, sold, transferred, or pledged without
        (1) registration under the Securities Act of 1933, as amended, and any applicable state law, or (2) an opinion (satisfactory to the corporation) that registration is not required."

          (c) The proceeds received by the Company from the sale of stock subject to an option are to be added to the general funds of the Company and used for general business purposes as the Board shall, in its sole discretion, determine.

          (d) No later than the date as of which an amount first becomes includible in the gross income of the optionee for Federal income tax purposes with respect to any grant under the Plan, the optionee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the grant that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the optionee. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with Common Stock.

          (e) If an Option granted hereunder is exercised or transferred or stock issued pursuant to the exercise of an Incentive Option disposed of within (i) two years from the date of granting of the Incentive Option or
     (ii) one year from the date of issuing such stock, the holder of the Option must notify the Company within five (5) business days of the exercise or transfer, as the case may be.

     7. TRANSFERABILITY OF OPTIONS. Incentive Options may only be transferred by will or pursuant to the laws or descent or distribution and may only be exercised by the optionholder. Nonstatutory Options granted under the Plan may not be transferred except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code and, during the lifetime of the holder, may be exercised only by the optionholder; provided, however, that, if permitted by an optionholder's option agreement, a Nonstatutory Option may be transferred by the optionee to, and exercised by, (i) member(s) of the optionee's immediate family (as such term is defined in Rule 16a-1(e) or any successor rule promulgated under the Securities Exchange Act of 1934, as amended, (ii) one or more trusts for the benefit of such persons or

(iii) one or more partnerships in which such family members are the only partners, so long as the optionee does not receive any consideration for the transfer.

     8. DEATH, DISABILITY, RETIREMENT AND TERMINATION OF EMPLOYMENT. Any option, the exercise period of which has not theretofore expired, shall terminate at the time of an optionee's death, the optionee's disability or termination of an optionee's employment or consulting arrangement with the Company, and no shares of Common Stock may thereafter be delivered pursuant to such option except as set forth below:

          (a) In the case of any employee or consultant who has been employed or retained by the Company continuously from the effective date of the grant of such option to the date of termination due to disability (as defined in Section 22(e)(3) of the Code), such optionee may, within two years (or such shorter period of time as is specified in the Option Agreement) after the date of such termination (one year in the case of an Incentive Option in order for such option to qualify for treatment as an incentive stock option under the Code) but before expiration of the original exercise period, purchase some or all of the shares subject to an option immediately prior to such termination, to the extent the optionee was then entitled to exercise such option, giving effect to any acceleration of exercisability triggered by such disability; and

          (b) Upon the death of any such employee while in active service or of any such disabled or retired employee within such two-year period (or such shorter period of time as is specified in the Option Agreement), the person or persons to whom his rights under the option are transferred by will or the laws of descent and distribution may within two years after the date of death, but before the expiration of the original exercise period, purchase some or all of the shares with respect to which the optionee was then entitled to exercise such option immediately prior thereto, giving effect to any acceleration of exercisability triggered by such death. Leaves of absence for those periods and purposes conforming to the personnel policy of the Company and as may be approved by the Committee, shall not be deemed terminations or interruptions of employment.

     In the case of any optionee who has been employed or retained by the Company continuously from the date of grant to the date of termination and whose employment or consulting arrangement is terminated due to retirement, resignation or termination, such optionee may, within two years (or such shorter period of time as is specified in the Option Agreement) after the date of any such termination not "due to cause" (three months in the case of an Incentive Option in order for such option to qualify for treatment as an incentive stock option under the Code), but before the expiration of the original exercise period, purchase some or all of the shares with respect to which the optionee was then entitled to exercise such option immediately prior to retirement, resignation or termination, giving effect to any acceleration of exercisability triggered by such termination; provided, however, in the case of a termination of employment or consulting arrangement of an optionee "due to cause", all outstanding options of the optionee shall be cancelled and terminated as of the date on which such optionee is given notice of termination. For purposes of this Plan, termination "due to cause" shall have the same meaning as ascribed thereto in any employment, consulting or similar agreement then in effect between the optionee and the Company, or if none, shall mean, in the reasonable belief of the Committee, the commission of fraud, embezzlement or theft against: (i) the Company; (ii) employees of the Company; or (iii) a customer or business associate of the Company.

     9. CHANGES IN COMMON STOCK. In the event that, prior to the delivery by the Company of all of the shares of Common Stock which may be delivered hereunder and after the effective date of the Plan, there shall be any change in the outstanding Common Stock of the Company by reason of the recapitalization, merger, reorganization, consolidation, stock split, stock dividend or stock right distribution, the number and kind of shares deliverable hereunder and the exercise price shall be adjusted (but without regard to fractions) in a fair and equitable manner by the Committee, which determination in each case shall be conclusive and binding on the Company and the optionee and his legal representative.

     10. MERGER, CONSOLIDATION, OR SALE OF ASSETS. In the event that provision is not made in connection with any merger, reorganization, consolidation or other change in corporate structure, for the continuation of the Plan and assumption of the options theretofore granted hereunder (or the substitution of substantially identical options of the surviving corporation or successor employer or a parent thereof), then each holder of an option shall be entitled, prior to the effective date of any such transaction, to exercise such option for the full number of shares of Common Stock covered thereby which the holder would otherwise have been entitled to acquire during the remaining term of such option.

     11. RIGHTS AS A STOCKHOLDER. No person participating in the Plan shall have any rights of a stockholder of the Company as to shares subject to an option until such option is exercised and certificates representing such shares are received by the optionee.

     12. IMPLIED CONSENT OF PARTICIPANTS. Every optionee, by his acceptance of an option under the Plan, shall be deemed to have consented to be bound, on his own behalf and on behalf of his heirs and legal representatives, by all of the terms and conditions of the Plan.

     13. THE COMPANY'S RESPONSIBILITY. All expenses of the Plan, including the cost of maintaining records hereunder, shall be borne by the Company. The Company shall have no responsibility or liability (other than under applicable securities laws) for any act or thing done or left undone with respect to the determination to grant (or not grant) an option hereunder or the exercise price, number of shares or other terms and conditions of any option granted under the Plan, so long as the Company acts in good faith.

     14. AMENDMENT AND DISCONTINUANCE. The Board may alter, suspend, or discontinue the Plan at any time and from time to time, without obtaining the approval of the Company's stockholders, but may not, without the approval of the holders of a majority of the Company's outstanding capital stock, make any alteration or amendment thereof which operates to (a) abolish the Committee, change the qualification of its members, or withdraw the administration of the Plan from the Committee's supervision, (b) make any material change in the class of eligible optionees as defined in paragraph 3 hereof, (c) increase the total number of shares reserved for purposes of this Plan except as provided in paragraph 9 hereof, (d) increase the total number of shares for which an option or options may be granted to any employee or consultant, (e) extend the term of the Plan or the maximum option exercise periods provided in paragraph 6 hereof,
(f) decrease the minimum option price provided in paragraph 5 hereof except as provided in paragraph 9 hereof, (g) change the definition of fair market value specified in paragraph 5 hereof, or (h) materially increase the benefits accruing to employees participating under the Plan. No amendment to or termination of the Plan shall affect outstanding options theretofore granted under the Plan, and, unless the option agreements relating to such options are amended, such options shall remain in full force and effect as if the Plan had not been amended or terminated.

     15. EFFECTIVE DATE. Subject to stockholder approval, the Plan shall become effective on May 24, 1995.

     16. TERMINATION. The period during which options may be granted under the Plan expires on May 23, 2005 unless the Plan is terminated by the Board prior to such date.

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                           HEALTHCARE COMPARE CORP.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        JAMES C. SMITH, RONALD H. GALOWICH and JOSEPH E. WHITTERS and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, $.01 par value, of HEALTHCARE COMPARE CORP. (the "Company") standing in the name of the undersigned on the books of the Company at the close of business on April 4, 1995, at the Annual Meeting of Stockholders to be held at the offices of the Company, 3200 Highland Avenue, Downers Grove, Illinois 60515, at 10:00 a.m., local time, on Wednesday, May 24, 1995, and at any postponements or adjournments thereof, as follows.

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(1) ELECTION OF DIRECTORS         / / FOR all nominees listed below          / / WITHHOLD AUTHORITY
                              (except as marked to the contrary below)       to vote for all nominees listed below


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

   Thomas J. Pritzker, Robert J. Becker, M.D., James C. Smith, Ronald H. Galowich, Daniel S. Brunner, Michael J. Boskin, Ph.D.,
                               Robert S. Colman, J. Patrick Foley, Burton W. Kanter, David E. Simon

(2) APPROVAL OF 1995 STOCK OPTION PLAN

                      / / FOR                                 / / AGAINST                              / / ABSTAIN

(3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

                                              (PLEASE SIGN AND DATE ON REVERSE SIDE)
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                          (CONTINUED FROM OTHER SIDE)

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2).







                                               Signed: ________________________

                                                       ________________________

                                               Dated: ___________________, 1995

                                               (Please sign proxy as name
                                               appears thereon. Joint
                                               owners should each sign
                                               personally. Trustees and
                                               others signing in a
                                               representative capacity
                                               should indicate the capacity
                                               in which they sign.)
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